EXHIBIT 10.33

CVR ENERGY, INC.
LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”), made as of the 19th day of December, 2013 (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the Company has adopted the CVR Energy, Inc. 2007 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries;

WHEREAS, on November 27, 2012, the Compensation Committee and the Board approved and authorized an award to the Grantee of Restricted Stock Units of the Company in the total amount of $3,000,000 (which totaled 62,920 Restricted Stock Units), which was subsequently granted pursuant to the Restricted Stock Unit Agreement, dated December 28, 2012, by and between the Company and the Grantee (the “2012 Award”);

WHEREAS, the Compensation Committee has determined that it would be in the best interests of the Company to cancel the 2012 Award for no consideration to the Grantee and, instead, grant to the Grantee an award of Performance Units pursuant to this Agreement, and Grantee has agreed to such cancellation.

NOW, THEREFORE, the parties hereto agree as follows:

1.Cancellation of 2012 Award; Grant of Performance Units.

1.1.    The 2012 Award is hereby cancelled on the Grant Date, immediately prior to the grant of Performance Units pursuant to Section 1.2.

1.2.    The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, (i) 3,750 Performance Units (“Award 1”) and (ii) 2,600 Performance Units (“Award 2” and, each of Award 1 and Award 2, an “Award”), each on the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, (a) each Performance Unit subject to Award 1 that has not been forfeited pursuant to Section 3(b) prior to the applicable Payment Date (as defined below) represents the right of the Grantee to receive, on such Payment Date, a cash payment equal to one thousand dollars ($1,000), multiplied by the applicable Performance Factor as determined pursuant to Section 2 and (b) each Performance Unit subject to Award 2 that has not been forfeited pursuant to Section 3(b) prior to the applicable Payment Date represents the right of the Grantee to receive, on such Payment Date, a cash payment equal to one thousand dollars ($1,000), multiplied by the applicable Performance Factor as determined pursuant to Section 2.

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1.3.    This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.    Performance Conditions.

(a)With respect to Award 1, the following performance conditions shall be applied during the period beginning on January 1, 2014 and ending on June 30, 2014 (the “Award 1 Performance Cycle”) to determine the applicable Performance Factor (as set forth below):

i.
50% of the Performance Units attributable to Award 1 shall be subject to a performance objective relating to crude throughput (the “Throughput Objective”), with a target level of attaining crude throughput of an average of 168,500 barrels per day during the Award 1 Performance Cycle.

ii.
50% of the Performance Units attributable to Award 1 shall be subject to a performance objective relating to gathered crude (the “Gathered Crude Objective” and, together with the Throughput Objective, the “Performance Objectives”), with a target level of attaining an average of 52,000 gathered crude barrels per day during the Award 1 Performance Cycle.

(b)With respect to Award 2, the following performance conditions shall be applied during the period beginning on January 1, 2014 and ending on December 15, 2014 (the “Award 2 Performance Cycle” and, together with the Award 1 Performance Cycle, the “Performance Cycles” and each, a “Performance Cycle”) to determine the applicable Performance Factor:

i.
50% of the Performance Units attributable to Award 2 shall be subject to a Throughput Objective, with a target level of attaining crude throughput of an average of 176,500 barrels per day during the Award 2 Performance Cycle.

ii.
50% of the Performance Units attributable to Award 2 shall be subject to a Gathered Crude Objective, with a target level of attaining an average of 53,000 gathered crude barrels per day during the Award 2 Performance Cycle.

The Performance Factor will apply separately to the Performance Units subject to each Performance Objective and will be determined as follows:

Level of Attainment of Applicable Performance Objective		Performance Factor
Equal to or Greater Than	But Less Than
0.0%	75%	0.0%
75.0%	80%	70.0%
80.0%	85%	80.0%
85.0%	90%	90.0%
90.0%	110%	100.0%
110.0%	N/A	110.0%

(c)    As soon as reasonably practicable after the Company’s performance results for the applicable Performance Cycle are known, but in any event (i) on or before July 10, 2014 with respect to Award 1 and (ii) on or before December 24, 2014 with respect to Award 2, the Committee shall determine and certify the extent to which the Performance Objectives were achieved and what the Performance Factor is for the Performance Units subject to each Performance Objective (the date of each such certification, a “Certification Date”).

3.    Termination of Employment.

(a)    In the event of the Grantee’s termination of employment with the Company, a Subsidiary or Division prior to the applicable Payment Date (i) by reason of his death or Disability, (ii) by the Company, a Subsidiary or a Division other than for Cause, or (iii) by the Grantee’s resignation for Good Reason, all Performance Units with respect to which such Payment Date has not yet occurred will remain outstanding, and amounts due to the Grantee, if any, with respect to such Performance Units to the extent provided in Section 1.2, will be paid pursuant to Section 4.

(b)    In the event that the Grantee’s employment is terminated for a reason other than one described in Section 3(a) above, all Performance Units with respect to which a Payment Date has not yet occurred shall be forfeited immediately upon the Grantee’s termination of employment.

(c)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company, a Subsidiary or Division the Grantee is a specified employee (as defined Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

4.    Payment Date.

Within five (5) days following a Certification Date, the Company will deliver to the Grantee the payment amount described in Section 1.2 in respect of each Performance Unit covered by the applicable Award that has not been forfeited and with respect to which the Committee makes its determination pursuant to Section 2(c) as of such Certification Date (each such payment date, a “Payment Date”).

5.    Non-transferability.

The Performance Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.    No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, a Subsidiary or Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, a Subsidiary or Division to terminate the Grantee’s employment therewith at any time.

7.    Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting of the Performance Units. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

8.    Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

9.    Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this

Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

10.    Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.    Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

12.    Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

13.    Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

14.    Stockholder Approval.

The grant of Performance Units pursuant to this Agreement is subject to the Plan and this grant of Performance Units being approved by the Company’s stockholders prior to each Payment Date in accordance with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder (collectively “Section 162(m)”) such that the compensation paid pursuant to this Agreement will constitute “qualified performance-based compensation” under Section 162(m).

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE
/s/ Stanley A. Riemann	/s/ John J. Lipinski
By: Stanley A. Riemann	Name: John J. Lipinski
Title: Chief Operating Officer

[Signature Page to Performance Unit Agreement]